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                                                                      EXHIBIT 15

                                October 27, 1997

Board of Directors and Stockholders
Servico, Inc.

     We are aware of the incorporation by reference in the Registration
Statement (Form S-4 No.   ) of Servico, Inc. for the registration of 2,300,000
shares of its common stock of our reports dated April 18, 1997 and July 31, 1997, relating to the unaudited condensed consolidated interim financial statements of Servico, Inc. that are included in its Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or Section 11 of the Securities Act of 1933.

                                          Very truly yours,

                                          Ernst & Young LLP